--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)

                               Curon Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    231292103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 17 pages

CUSIP No. 231292103                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners V, L.P. ("USVP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,884,061 shares,  except that Presidio Management Group
                        V, L.L.C.  ("PMG V"), the general partner of USVP V, may
                        be deemed to have sole voting power with respect to such
                        shares,  and  Irwin  Federman  ("Federman"),  Steven  M.
                        Krausz  ("Krausz"),  Stuart  G.  Phillips  ("Phillips"),
                        Jonathan   D.  Root   ("Root")   and   Philip  M.  Young
                        ("Young"),  the managing members of PMG V, may be deemed
                        to have a  shared  voting  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,884,061  shares,  except PMG V, the general partner of
    WITH                USVP V, may be  deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be deemed to have a shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                         See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,884,061
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V International, L.P. ("V Int'l")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        160,255  shares,  except that PMG V, the general partner
                        of V Int'l, may be deemed to have sole voting power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               160,255  shares,  except that PMG V, the general partner
    WITH                of V Int'l, may be deemed to have sole dispositive power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      160,255
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V Entrepreneur Partners, L.P. ("EP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        70,499 shares, except that PMG V, the general partner of
                        EP V, may be  deemed  to have  sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               70,499 shares, except that PMG V, the general partner of
    WITH                EP V, may be deemed to have sole dispositive  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      70,499
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      2180 Associates Fund V, L.P. ("2180 V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        89,726 shares, except that PMG V, the general partner of
                        2180 V, may be  deemed to have sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               89,726 shares, except that PMG V, the general partner of
    WITH                2180 V, may be  deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      89,726
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Presidio Management Group V, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,204,541  shares, of which 2,884,061 are directly owned
                        by USVP V, 160,255 are directly owned by V Int'l, 70,499
                        are directly owned by EP V and 89,726 are directly owned
                        by 2180 V.  PMG V is the  general  partner  of USVP V, V
                        Int'l,  EP V and 2180 V and may be  deemed  to have sole
                        voting power with respect to such shares,  and Federman,
                        Krausz,  Phillips,  Root and Young, the managing members
                        of PMG V, may be deemed to have shared voting power with
                        respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,204,541  shares, of which 2,884,061 are directly owned
    WITH                by USVP V, 160,255 are directly owned by V Int'l, 70,499
                        are directly owned by EP V and 89,726 are directly owned
                        by 2180 V.  PMG V is the  general  partner  of USVP V, V
                        Int'l,  EP V and 2180 V and may be  deemed  to have sole
                        dispositive  power  with  respect  to such  shares,  and
                        Federman, Krausz, Phillips, Root and Young, the managing
                        members  of  PMG  V,  may  be  deemed  to  have   shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Irwin Federman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,204,541  shares, of which 2,884,061 are directly owned
  OWNED BY              by USVP V, 160,255 are directly owned by V Int'l, 70,499
    EACH                are directly owned by EP V and 89,726 are directly owned
  REPORTING             by 2180 V.  Federman is a managing  member of PMG V, the
   PERSON               general partner of USVP V, V Int'l, EP V and 2180 V, and
    WITH                may be deemed to have shared  voting  power with respect
                        to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,204,541 shares, of which 2,884,061 are directly owned by USVP V, 160,255 are directly owned by V Int'l, 70,499 are directly owned by EP V and 89,726 are directly owned by 2180 V. Federman is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Krausz
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,204,541  shares, of which 2,884,061 are directly owned
  OWNED BY              by USVP V, 160,255 are directly owned by V Int'l, 70,499
    EACH                are directly owned by EP V and 89,726 are directly owned
  REPORTING             by 2180 V.  Krausz  is a  managing  member of PMG V, the
   PERSON               general partner of USVP V, V Int'l, EP V and 2180 V, and
    WITH                may be deemed to have shared  voting  power with respect
                        to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,204,541 shares, of which 2,884,061 are directly owned by USVP V, 160,255 are directly owned by V Int'l, 70,499 are directly owned by EP V and 89,726 are directly owned by 2180 V. Krausz is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stuart G. Phillips
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,204,541  shares, of which 2,884,061 are directly owned
  OWNED BY              by USVP V, 160,255 are directly owned by V Int'l, 70,499
    EACH                are directly owned by EP V and 89,726 are directly owned
  REPORTING             by 2180 V.  Phillips is a managing  member of PMG V, the
   PERSON               general partner of USVP V, V Int'l, EP V and 2180 V, and
    WITH                may be deemed to have shared  voting  power with respect
                        to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,204,541 shares, of which 2,884,061 are directly owned by USVP V, 160,255 are directly owned by V Int'l, 70,499 are directly owned by EP V and 89,726 are directly owned by 2180 V. Phillips is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Root
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,204,541  shares, of which 2,884,061 are directly owned
  OWNED BY              by USVP V, 160,255 are directly owned by V Int'l, 70,499
    EACH                are directly owned by EP V and 89,726 are directly owned
  REPORTING             by  2180 V.  Root is a  managing  member  of PMG V,  the
   PERSON               general partner of USVP V, V Int'l, EP V and 2180 V, and
    WITH                may be deemed to have shared  voting  power with respect
                        to such shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,204,541 shares, of which 2,884,061 are directly owned by USVP V, 160,255 are directly owned by V Int'l, 70,499 are directly owned by EP V and 89,726 are directly owned by 2180 V. Root is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Philip M. Young
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,204,541  shares, of which 2,884,061 are directly owned
                        by USVP V, 160,255 are directly owned by V Int'l, 70,499
                        are directly owned by EP V and 89,726 are directly owned
                        by 2180 V.  Young  is a  managing  member  of PMG V, the
                        general partner of USVP V, V Int'l, EP V and 2180 V, and
                        may be deemed to have shared  voting  power with respect
                        to such shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,204,541 shares, of which 2,884,061 are directly owned by USVP V, 160,255 are directly owned by V Int'l, 70,499 are directly owned by EP V and 89,726 are directly owned by 2180 V. Young is a managing member of PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,204,541
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 231292103                                          Page 12 of 17 Pages
--------------------------------------------------------------------------------

      This statement amends the statement on Schedule 13G filed by U.S. Venture Partners V, L.P., USVP V International, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund V, L.P., Presidio Management Group V, L.L.C., Irwin Federman, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4. OWNERSHIP:

      The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

      (a)   Amount beneficially owned:

            See Row 9 of cover page for each Reporting Person.

      (b)   Percent of Class:

            See Row 11 of cover page for each Reporting Person.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  See Row 5 of cover page for each Reporting Person.

            (ii)  Shared power to vote or to direct the vote:

                  See Row 6 of cover page for each Reporting Person.

            (iii) Sole power to dispose or to direct the disposition of:

                  See Row 7 of cover page for each Reporting Person.

            (iv)  Shared power to dispose or to direct the disposition of:

                  See Row 8 of cover page for each Reporting Person.

CUSIP No. 231292103                                          Page 13 of 17 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2003

U.S. Venture Partners V, L.P.           /s/ Michael Maher
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V International, L.P.              /s/ Michael Maher
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


USVP V Entrepreneur Partners, L.P.      /s/ Michael Maher
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


2180 Associates Fund V, L.P.            /s/ Michael Maher
By Presidio Management Group V, L.L.C.  ----------------------------------------
Its General Partner                     Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact


By Presidio Management Group V, L.L.C.  /s/ Michael Maher
A Delaware Limited Liability Company    ----------------------------------------
                                        Signature

                                        Michael Maher
                                        Chief Financial Officer/Attorney-In-Fact

CUSIP No. 231292103                                          Page 14 of 17 Pages
--------------------------------------------------------------------------------

Irwin Federman                          /s/ Michael Maher
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

Steven M. Krausz                        /s/ Michael Maher
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

Stuart G. Phillips                      /s/ Michael Maher
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

Jonathan D. Root                        /s/ Michael Maher
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

Philip M. Young                         /s/ Michael Maher
                                        ----------------------------------------
                                        Michael Maher
                                        Attorney-In-Fact

CUSIP No. 231292103                                          Page 15 of 17 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------
Exhibit A: Agreement of Joint Filing                                    16

Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            17

CUSIP No. 231292103                                          Page 16 of 17 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

      The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Curon Medical, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.

CUSIP No. 231292103                                          Page 17 of 17 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

      Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.